UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 28, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.

Tennessee	0-25225	62-1749513
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

(615) 444-5533

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 28, 2011, Cracker Barrel Old Country Store, Inc. (the “Company”) entered into an employment agreement (the “New Employment Agreement”), effective that date, with Michael A. Woodhouse.  Mr. Woodhouse continues to serve as the Company’s Chairman and Chief Executive Officer pursuant to the terms of the New Employment Agreement.  The New Employment Agreement terminates a prior employment agreement dated as of October 30, 2008 (the “Prior Employment Agreement”).  Reference is made to Item 1.01 of the Company’s Current Report on Form 8-K dated October 30, 2008 and filed with the Commission on November 4, 2008, which is incorporated herein, in which the Company describes the terms of the Prior Employment Agreement.

The terms of the New Employment Agreement are substantially identical to those of the Prior Employment Agreement except as follows:

•	The term of the New Employment Agreement expires on November 30, 2012.

•
There is no extension of the term of the New Employment Agreement upon a Change in Control (as defined in both the Prior Employment Agreement and the New Employment Agreement); the term of the Prior Employment Agreement would have been extended through October 30, 2012 upon the occurrence of a Change in Control.

•
Mr. Woodhouse's base salary under the New Employment Agreement is a minimum of $1,100,000 if he is serving as both Chairman and Chief Executive Officer and $750,000 if he is serving solely as Chairman.

•
Mr. Woodhouse's annual bonus target under the New Employment Agreement is a minimum of 125% of base salary if he is serving as both Chairman and Chief Executive Officer and 100% of base salary if he is serving solely as Chairman.

•
Mr. Woodhouse's LTI percentage under the New Employment Agreement is a minimum of 250% of base salary if he is serving as both Chairman and Chief Executive Officer and 150% of base salary if he is serving solely as Chairman.

•
If the Company terminates the New Employment Agreement other than for Cause (as defined in both the Prior Employment Agreement and the New Employment Agreement) or Mr. Woodhouse voluntarily terminates his employment for Good Reason (as defined in the New Employment Agreement), the Company is required to pay Mr. Woodhouse, in addition to any amounts owed through the date of termination of employment, including a prorated portion of any then existing incentive or bonus plan applicable to Mr. Woodhouse (the “Accrued Obligations”), over twenty-four months, three (3) times his annual base salary if the termination occurs while he is serving as both Chairman and Chief Executive

Officer and one and one-half (1-1/2) times his annual base salary if the termination occurs while he is serving solely as Chairman.

•
In the event of a Change in Control and Mr. Woodhouse is terminated for reasons other than Cause or he voluntarily terminates his employment for Good Reason, the Company is required to pay Mr. Woodhouse, in addition to any Accrued Obligations, a multiple (as set forth in the following sentence) of the sum of: (i) his average annual Base Salary for the five fiscal years prior to the termination; and (ii) the greater of: (x) his actual annual incentive bonus for the fiscal year immediately preceding the date of termination; or (y) his target bonus for the year in which the termination date falls.  The multiple is three (3) if the termination occurs while Mr. Woodhouse is serving as both Chairman and Chief Executive Officer and two (2) if the termination occurs while he is serving solely as Chairman.  Any payments or benefits Mr. Woodhouse would receive as a result of a termination following a Change in Control will continue to be reduced to the extent necessary to prevent the imposition of any excise tax imposed upon “excess parachute payments” by Section 4999 of the Internal Revenue Code.

•
If the Company terminates the New Employment Agreement other than for Cause, Mr. Woodhouse would not be bound by the non-competition provisions; however, he would continue to be bound by the non-disclosure and non-solicitation provisions of the New Employment Agreement.

Item 1.02.  Termination of a Material Definitive Agreement

As indicated in Item 1.01 above, in connection with entering into the New Employment Agreement, the Prior Employment Agreement was terminated.  The Prior Employment Agreement was scheduled to expire on October 31, 2011.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Items 1.01 and 1.02 of this Current Report on Form 8-K are incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2011	CRACKER BARREL OLD COUNTRY
STORE, INC.

	By:	/s/ Lawrence E. Hyatt
	Name:	Lawrence E. Hyatt
	Title:	Senior Vice President and Chief Financial Officer